Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth Street NW

Washington, DC 20036

March 14, 2017

Saul Centers, Inc.

7501 Wisconsin Avenue

Suite 1500

Bethesda, MD 20814

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Saul Centers, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 300,000 shares of common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Company’s Deferred Compensation and Stock Plan for Directors, as amended (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the Law of the State of Maryland.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP